As filed with the Securities and Exchange Commission on May 25, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	91-1857900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

201 5th AVENUE S.W., OLYMPIA, WASHINGTON 98501

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

HERITAGE FINANCIAL CORPORATION DIRECTOR NONQUALIFIED STOCK OPTION PLAN OF 2006

(Full title of the plan)

DONALD V. RHODES

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

HERITAGE FINANCIAL CORPORATION

201 5TH AVENUE S.W.

OLYMPIA, WASHINGTON 98501

(360) 943-1500

Copies of communications to:

Robert L. Ducklo III, Esq.

GERRISH MCCREARY SMITH, PC

700 Colonial Road - Suite 200

Memphis, Tennessee 38117

(901) 767-0900

(Name, address, including zip code and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Common Stock, no par value	75,000	$26.47	$1,985,250	$212.42

[1]	The Registration Statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution provisions of the Plan. This Registration Statement covers, pursuant to Rule 416(a), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
[2]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported on May 8, 2006, as reported on the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by PART I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of PART II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed with the Securities and Exchange Commission by Heritage Financial Corporation (the “Company”) and are incorporated herein by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 3, 2006.

2.	The Company’s Quarterly Report on Form 10-Q filed on May 8, 2006.

3.	The Company’s three Current Reports on Form 8-K filed on January 26, 2006 and the Company’s Current Reports on Form 8-K filed on March 24, March 29, and April 2, 2006.

4.	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A filed with the Commission on January 6, 1998.

5.	All additional reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the financial statements in the Annual Report on Form 10-K referred to in paragraph 1 above.

6.	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock to be offered hereby will be passed upon for the Company by Gerrish McCreary Smith, PC. Attorneys who are members or who are employed by Gerrish McCreary Smith, PC, who have provided advice with respect to this matter in the aggregate own, directly and indirectly 10,500 shares of the Common Stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to Heritage’s articles of incorporation, Heritage will, to the fullest extent permitted by the WBCA, reimburse and indemnify the directors and officers of Heritage, its subsidiaries and affiliates for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any legal action, suit or proceeding by reason of the fact that such person is or was a director or officer, except (a) if the acts or omissions of the person are adjudged to be in violation of law, (b) if such person is liable to the corporation for an unlawful distribution, or (c) if such person personally received a benefit to which he or she was not entitled. In addition,

Heritage’s articles of incorporation provide that the directors of Heritage shall not be personally liable for monetary damages to Heritage for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the directors, the authorization or illegal distributions to shareholders or loans to directors or receipt of an improper personal benefit from their actions as directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

See the Exhibit Index which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the former prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “calculation of registration fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-3, Form S-8 or

Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(iv)	The Company undertakes a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered and sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer and sell such securities to such person:

(i)	any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Company were used or referred to by the Company;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the company or its securities provided by or on behalf of the Company; and

(iv)	any communication that is an offer in the offering made by the Company to the purchaser.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s

Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olympia, State of Washington, on May 25 2006.

HERITAGE FINANCIAL CORPORATION
(Registrant)

By:	/s/ Donald V. Rhodes
Donald V. Rhodes
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on May 25, 2006.

Signature	Title
/s/ Donald V. Rhodes Donald V. Rhodes	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Paul K. Huntsman Paul K. Huntsman	Senior Vice President and Treasurer (Principal Financial Officer)

* Brian S. Charneski	Director

* Gary B. Christensen	Director

* John A. Clees	Director

* Kimberly T. Ellwanger	Director

* Peter N. Fluetsch	Director

* Daryl D. Jensen	Director

* Jeffrey S. Lyon	Director

* James P. Senna	Director

* Brian L. Vance	Director

* Philip S. Weigand	Director

Donald V. Rhodes, by signing his name hereto, does hereby sign this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the Registrant.

*By:	/s/ Donald V. Rhodes
Donald V. Rhodes
Attorney-in-Fact

EXHIBIT INDEX

TO REGISTRATION STATEMENT ON FORM S-8

5.1	Opinion of Gerrish McCreary Smith, PC as to the legality of the securities being registered (including consent of counsel).*

23.1	Consent of KPMG LLP.*

24.1	Power of Attorney pursuant to which certain directors have signed this Form S-8 Registration Statement.*

99.1	Heritage Financial Corporation Director Nonqualified Stock Option Plan of 2006.*

*	Filed herewith.